securities and exchange commission

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CKX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	27-0118168 (IRS employer identification no.)
650 Madison Avenue New York, NY 10022 (Address of principal executive offices) (Zip Code)

                  If this form relates to the                                   If this form relates to the

                  registration of a class of securities                    registration of a class of securities

                  pursuant to Section 12(b) of the                        pursuant to Section 12(g) of the

                  Exchange Act and is effective                          Exchange Act and is effective

                  pursuant to General Instruction                         pursuant to General Instruction

                  A.(c), please check the following                     A.(d), please check the following

                  box. [X]                                                             box. [  ]

Securities Act registration statement file number to which this form relates: N/A Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	NASDAQ Global Select Market

Securities to be registered pursuant to Section 12(g) of the Act:

NONE
(Title of Class)

                        CKx, Inc., a Delaware corporation (“the Company”), hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-34794) filed with the Securities and Exchange Commission on June 24, 2010 (the “Registration Statement”).

Item 1.            Description of Registrant’s Securities to be Registered.

                        In response to a request from Robert F.X. Sillerman, on July 13, 2010 the Company and Mellon Investor Services LLC as Rights Agent entered into an Amendment to the Rights Plan, dated as of June 24, 2010, between the Company and the Rights Agent. The Amendment amends Section 1(d) of the Rights Plan to provide that a person (the “Potential Acquiring Party”) shall not be deemed the beneficial owner of, or to beneficially own, securities held by any other person (the “Agreeing Party”) solely because of an agreement, arrangement or understanding between the Potential Acquiring Party and the Agreeing Party that the Agreeing Party (a) will not tender or otherwise sell shares of common stock of the Company in an offer made by the Potential Acquiring Party pursuant to Regulation 14D or Rule 13e-4 under the Securities Exchange Act and/or (b) agrees to commit persons to whom the Agreeing Party transfers shares of common stock of the Company not to tender or otherwise sell such shares in an offer by the Potential Acquiring Party made pursuant to Regulation 14D or Rule 13e-4 under the Securities Exchange Act; nor shall the Agreeing Party be deemed to be the beneficial owner of, or to beneficially own, securities held by the Potential Acquiring Person solely as a result of any such agreement, arrangement or understanding.

                        The Amendment is attached hereto as an exhibit and is incorporated herein by reference.  The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

Item 2.                        Exhibits.

4.2       Amendment No. 1, dated as July 13, 2010, to the Rights Agreement, dated as of June 24, 2010, between CKx, Inc. and Mellon Investor Services LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 13, 2010

CKX, INC.

By:     /s/ Jason K. Horowitz

Name:  Jason K. Horowitz

Title:  Senior Vice President

Exhibit Index

4.2       Amendment No. 1, dated as July 13, 2010, to the Rights Agreement, dated as of June 24, 2010, between CKx, Inc. and Mellon Investor Services LLC.